EXHIBIT 10.26

SUMMARY OF DIRECTOR COMPENSATION
OF
AMERIGAS PROPANE, INC.
(the General Partner of AmeriGas Partners, L.P.)

The table below shows the components of director compensation effective October 1, 2017. A director who is an officer or employee of the Registrant or its subsidiaries is not compensated for service on the Board of Directors or on any Committee of the Board.

CASH        EQUITY
COMPONENT        COMPONENT

Annual Retainer                $75,000        1,400 Phantom Units
(Representing AmeriGas
Partners, L.P. Common Units
to be awarded in
January 2017).

Additional Annual Retainer for         $10,000
Audit Committee Members
(other than the Chairperson)

Additional Annual Retainer for         $15,000
the Audit Committee Chairperson

Additional Annual Retainer for         $7,500
the Corporate Governance
Committee Chairperson

Additional Annual Retainer for         $7,500
the Compensation/Pension Committee
Chairperson

Additional Annual Retainer for         $15,000
Presiding Director